Exhibit 16.1

October 30, 2013

DOV WEINSTEIN & CO. C.P.A. (ISR)

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Commission File No. 333-183886 (Ignyta, Inc.)

Ladies and Gentlemen:

We have read Item 4.01 of Ignyta, Inc.’s (formerly known as Infinity Oil & Gas Company) Current Report on Form 8-K dated October 31, 2013, captioned “Changes in Registrant’s Certifying Accountant,” and are in agreement with the statements contained therein, as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

Dov Weinstein & Co. C.P.A. (Isr)

/s/ Dov Weinstein & Co. C.P.A. (Isr)
Dov Weinstein & Co. C.P.A. (Isr)

Jerusalem, Israel